Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We have historically developed, marketed and sold RFID systems used for the identification of people in the healthcare market.  Beginning in early 2011, we have focused our strategy on the growth of our HealthID segment, including the continued development of our GlucoChip, our Easy Check breath glucose detection device, our iglucose wireless communication system, and potential strategic acquisition opportunities of businesses that are complementary to our HealthID business.

HealthID Segment

Our HealthID segment is currently focused on the development of three products: (1) the GlucoChip, a glucose-sensing microchip, based on our proprietary intellectual property which is being developed in conjunction with Receptors LLC, or Receptors, (2) iglucose, a stand-alone, self-contained unit that automatically queries a diabetic user’s data-capable glucometer for blood glucose data and sends that data via machine-to-machine technology to the iglucose online database, and (3) Easy Check, a non-invasive breath glucose detection system, based on the correlation of acetone in exhaled breath to blood glucose levels.

ID Security Segment

 Our ID Security segment included our Identity Security suite of products, sold through our NationalCreditReport.com brand and Health Link PHR business. Our NationalCreditReport.com business was acquired in conjunction with the acquisition of Steel Vault in November 2009. NationalCreditReport.com offered consumers a variety of identity security products and services primarily on a subscription basis. These services helped consumers protect themselves against identity theft or fraud and understand and monitor their credit profiles and other personal information, which included credit reports, credit monitoring and credit scores. Beginning in early 2011, we ceased acquiring new subscribers to our identity security and credit reporting businesses, and on July 22, 2011, we completed the sale of the identity security and credit reporting business for total consideration of $750,000.

As a result of the sale of our NationalCreditReport.com business in July 2011, we now operate in one segment.

Results of Operations

Overview

In connection with our decision to sell the NationalCreditReport.com business in the second quarter of 2011, we classified certain assets of the subsidiary as held for sale in our consolidated balance sheets, and have presented its results of operations as discontinued operations in our consolidated statements of operations for the years ended December 31, 2010 and 2009.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenue

Revenue was approximately $75,000 for the year ended December 31, 2010 compared to approximately $162,000 for the year ended December 31, 2009. The revenue in 2010 and 2009 was attributable primarily to the sale of our new 8 millimeter microchips to a medical device company for testing purposes in support of their FDA approval process.

Gross Profit

Our cost of sales consists of finished goods and inventory valuation charges. We had a gross profit of approximately $30,000 in 2010 compared to a gross profit of approximately $108,000 in 2009.  The decrease was the result of decreased sales of microchips from 2009 to 2010 as we awaited FDA authorization from our medical device partner.

Selling, General and Administrative Expense

Selling, general and administrative expense increased by approximately $4.4 million to $9.7 million for the year ended December 31, 2010 compared to $5.3 million for the year ended December 31, 2009. This increase was primarily a result of increase of costs resulting from equity based compensation of $3.6 million from 2009 to 2010. For the years ended December 31, 2010 and 2009, we incurred stock-based compensation expense of $5.1 million and $1.5 million, respectively.

Research and Development

Our research and development expense consists primarily of costs associated with the GlucoChip, Easy Check, and iglucose, including scientific research, testing, developing prototypes and demonstration units, and related expenses. Research and development expense was approximately $1.4 million for the year ended December 31, 2010 compared to $0.4 million for the year ended December 31, 2009. Research and development costs represent payments to our project partner and acquisition of in process research and development.

Research and development expense included share based compensation of approximately $0.6 million and $0.2 million for the years ended December 31, 2010 and 2009, respectively.

Loss from Discontinued Operations

Loss from discontinued operations totaled approximately $4.9 million and $10.4 million for the years ended December 31, 2010 and 2009, respectively. Historical revenue related to the NationalCreditReport.com business and included in the loss from discontinued operations totaled approximately $3.0 million and $0.2 million for the years ended December 31, 2010 and 2009, respectively.

In connection with the decision at the end of 2010 to cease acquiring new customers, we evaluated the Steel Vault business model and recoverability of its intangible assets by estimating the projected operating cash flows and estimated residual value of the NationalCreditReport.com business. As a result, we recorded a charge for the impairment of its goodwill of $1.6 million in the fourth quarter of 2010, which is included in the loss from discontinued operations for the year ended December 31, 2010.